EXHIBIT 99(a)

     Cranford, New Jersey -- United Counties Bancorporation (NASDAQ: UCTC) today announced that its Special Meeting of Stockholders previously scheduled for November 1, 1995 will be delayed in order to provide its stockholders with additional information concerning the recently announced merger agreement between Meridian Bancorp, Inc. (NASDAQ/NMS: MRDN) and CoreStates Financial Corp (NYSE: CFL). The Special Meeting has been called to vote on United Counties' merger agreement with Meridian.

     Under the United Counties - Meridian merger agreement, each share of common stock of United Counties is to be exchanged for
5.00 shares of Meridian common stock. United Counties Bancorporation will be merged with and into Meridian Bancorp, Inc., and its banking subsidiary, United Counties Trust Company, will be merged into Meridian's New Jersey banking subsidiary.

     In accordance with the Meridian - CoreStates merger agreement, each share of Meridian common stock is to be exchanged for 1.225 shares of CoreStates common stock. Assuming both transactions are consummated, United Counties shares ultimately would be converted into 6.125 shares of CoreStates common stock for each share of United Counties common stock.

     United Counties Bancorporation intends in the near future to forward to its stockholders supplementary information about the newly announced Meridian - CoreStates transaction and its effect on United Counties stockholders. The Company will also announce a revised meeting date as soon as the supplementary information has been finalized.

     United Counties Bancorporation is a $1.6 billion holding bank company based in Cranford, New Jersey, with 36 branches in Middlesex, Monmouth, Morris, Somerset, and Union counties. Meridian Bancorp, Inc. is a $15 billion diversified financial services holding company headquartered in Reading, Pennsylvania. Meridian and CoreStates each have over 300 branches throughout the eastern half of Pennsylvania, central and southern New Jersey, and the state of Delaware. CoreStates is a $29 billion diversified financial services holding company headquartered in Philadelphia, Pennsylvania.